UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Amendment No. 1

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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CAPITOL CITY BANCSHARES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Preliminary Draft – Subject to Completion

CAPITOL CITY BANCSHARES, INC.

562 Lee Street, S.W.

Atlanta, Georgia 30310-0200

                    , 2009

Dear Shareholder:

On behalf of the Board of Directors of Capitol City Bancshares, Inc. (“Capitol City”), I am pleased to invite you to attend our Special Meeting of Shareholders to be held on                     , 2009 in Atlanta, Georgia at the time and place shown in the attached Notice of Special Meeting (the “Notice”). The Special Meeting is being called to consider and vote upon two proposals, to wit:

Proposal No. 1: An Amendment to Capitol City’s Articles of Incorporation that will authorize the Board of Directors to issue thirty million (30,000,000) shares of stock, divided into twenty million (20,000,000) shares of common stock, $1.50 par value, and ten million (10,000,000) shares of preferred stock, no par value. A copy of the proposed amendment is attached to this proxy statement as Appendix “A.”

Proposal No. 2: Granting the Management of Capitol City the Authority to Adjourn, Postpone or Continue the Special Meeting.

The Notice and the accompanying Proxy Statement describe the formal business to be transacted at the Special Meeting. Proposal No. 1 authorizes 10,000,000 shares of preferred stock; however, the number of authorized common shares is left unchanged. Formerly, preferred stock was authorized, but limited to shares the value of which was $5,000,000. Since that time, 10,000 shares were issued which were designated as “Series A Preferred Stock.” Capitol City intends to redeem those shares from the existing shareholders on or before the date of the Special Meeting.

In summary, the Board of Directors believes Proposal No. 1 is advisable and in the best interests of Capitol City and its shareholders for several reasons. The authorization of 10,000,000 shares of preferred stock would permit the Company to participate, if it so elects, in the federal government’s limited purchase of preferred stock in financial institutions under its Capital Purchase Program of the Emergency Economic Stabilization Act of 2008. Further, it would also permit the Board of Directors to issue such stock without additional shareholder approvals or delay and, thereby, provide Capitol City with maximum flexibility in structuring acquisitions, joint ventures, strategic alliances, capital-raising transactions and for other corporate purposes. The preferred stock would enable Capitol City to respond promptly to and take advantage of market conditions and other favorable opportunities without incurring the delay and expense associated with calling a special shareholders’ meeting to approve a contemplated stock issuance.

Capitol City’s Board of Directors believes that if the number of shares of its common stock present or represented at the Special Meeting and voting in favor of the proposal to amend the Articles of Incorporation is insufficient to approve the amendment, it is in the best interests of the shareholders to enable the Board of Directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the amendment. Such is the intent of Proposal No. 2 by granting the management of Capitol City Bancshares, Inc. the authority to adjourn, postpone or continue the Special Meeting.

We hope that you will attend the meeting in person, but even if you plan to do so, we encourage you to please vote your shares ahead of time by using the enclosed proxy card. This will ensure that your Capitol City Bancshares, Inc. stock will be represented at the meeting. If you attend the meeting and prefer to vote in person, you may do so. The attached proxy statement explains more about proxy voting. Please read it carefully. Every shareholder’s vote is important, whether you own a few shares or many.

We look forward to your participation in the special meeting process.

Sincerely,

George G. Andrews

President and Chief Executive Officer

Preliminary

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

OF CAPITOL CITY BANCSHARES, INC.

DATE:	, 2009

TIME:	a.m./p.m.

PLACE:	Capitol City Bancshares, Inc. 562 Lee Street, S.W. Atlanta, Georgia 30310-0200

MATTERS TO BE VOTED ON:

PROPOSAL 1:	To Approve an Amendment to the Articles of Incorporation of Capitol City Bancshares, Inc.

PROPOSAL 2:	To Approve Granting the Management of Capitol City Bancshares, Inc. the Authority to Adjourn, Postpone or Continue the Special Meeting

Any other matter that may be properly brought before the meeting.

Only shareholders of record at the close of business on December 24, 2008 are entitled to notice of and to vote at the meeting on any adjournments thereof.

Your vote is important. Please complete, sign, date and return your proxy card promptly in the enclosed envelope.

By Order of the Board of Directors

George G. Andrews

President and Chief Executive Officer

Atlanta, Georgia

                    , 2009

CAPITOL CITY BANCSHARES, INC.

562 Lee Street, S.W.

Atlanta, Georgia 30310-0200

PROXY STATEMENT

FOR

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD                     , 2009

This proxy statement is furnished to the shareholders of Capitol City Bancshares, Inc. in connection with the solicitation of proxies by its Board of Directors to be voted at the 2008 Special Meeting of Shareholders and at any adjournments thereof (the “Special Meeting”). The Special Meeting will be held on                     , 2009, at 562 Lee Street, S.W., Atlanta, Georgia 30310, at             a.m./p.m. local time. This proxy statement and the accompanying proxy card were mailed or given to shareholders on or about                     , 2009.

ALL HOLDERS OF CAPITOL CITY BANCSHARES, INC. COMMON STOCK SHOULD READ THIS PROXY CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE PROPOSALS. A COPY OF THE PROPOSED AMENDMENT (PROPOSAL NO. 1) IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX “A.”

As used in this proxy statement, the terms Capitol City Bancshares, Company, we, our, and us all refer to Capitol City Bancshares, Inc. and its subsidiaries.

VOTING

General

The securities which can be voted at the Special Meeting consist of Capitol City Bancshares, Inc.’s $1.50 par value common stock, with each share entitling its owner to one vote on each matter submitted to the stockholders. The record date for determining the holders of Capitol City Bancshares, Inc. stock who are entitled to notice of and to vote at the Special Meeting is December 24, 2008. On the record date, 2,307,242 shares of Capitol City Bancshares, Inc. stock were outstanding and eligible to be voted.

Quorum and Vote Required

The presence, in person or by proxy, of a majority of the outstanding shares of Capitol City Bancshares stock is necessary to constitute a quorum at the Special Meeting. In determining whether a quorum exists at the Special Meeting for purposes of all matters to be voted on, all votes “for” or “against” as well as all abstentions (including votes to withhold authority to vote) will be counted.

In voting for the proposal to approve the Amendment to the Articles of Incorporation of Capitol City Bancshares, Inc. (Proposal No. 1), you may vote in favor of or against the proposal or you may abstain from voting. The vote required to approve this proposal is governed by Georgia law and is a majority of the shares entitled to cast a vote on the amendment, either by proxy or in person, which means a “FOR” vote by a majority of the outstanding common shares of the Company as of the record date. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

The adjournment, postponement or continuation proposal (Proposal No. 2) requires that holders of more of Capitol City’s shares vote in favor of the adjournment, postponement or continuation proposal than vote against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the outcome of this proposal. No proxy that is specifically marked AGAINST the proposal to amend the Articles of Incorporation will be voted in favor of the adjournment, postponement or continuation proposal, unless the proxy is specifically marked FOR Proposal No. 2 approving the discretionary authority to adjourn, postpone or continue the Special Meeting to a later date.

Note that, under applicable Georgia law, Capitol City’s shareholders are not entitled to dissenter’s rights with respect to the proposal to approve the Amendment to Capitol City’s Articles of Incorporation to authorize the issuance of preferred stock or the proposal to adjourn, postpone or continue the Special Meeting.

Our directors and executive officers hold 748,104 shares (excluding currently exercisable options), or approximately 32.4%, of the current issued and outstanding common stock of Capitol City Bancshares, Inc., and we believe that all of those shares will be voted in favor of the proposals.

Proxies

All properly executed proxy cards delivered pursuant to this solicitation and not revoked will be voted at the Special Meeting in accordance with the directions given. In voting by proxy with regard to the proposed amendment, you may vote in favor of the amendment, against the amendment or withhold your votes (abstain). You should specify your choice on the proxy card. If no specific instructions are given with regard to the matters to be voted upon, the shares represented by a signed proxy card will be voted “FOR” the proposals listed on the proxy card. If any other matters properly come before the Special Meeting, the persons named as proxies will vote upon such matters according to their judgment.

All proxy cards delivered pursuant to this solicitation are revocable at any time before they are voted by giving written notice to Capitol City Bancshares, Inc. at 562 Lee Street, S.W., Atlanta, Georgia 30310-0200, Attention: Secretary, by delivering a later dated proxy card, or by voting in person at the Special Meeting.

All expenses incurred in connection with the solicitation of proxies will be borne by the Company. Solicitation may take place by mail, telephone, telegram, or personal contact by our directors, officers and regular employees of the Company without additional compensation.

PROPOSAL NO. 1

APPROVAL OF AMENDMENT TO ARTICLES OF

INCORPORATION OF CAPITOL CITY BANCSHARES, INC.

Under Capitol City’s existing Articles of Incorporation, Capitol City has the authority to issue up to $5,000,000 in shares of preferred stock in series. Further Capitol City has issued and outstanding 10,000 shares of Series A Preferred Stock with redemption value of $100.00 per share ($1,000,000), plus accrued and unpaid dividends through the payment date. Capitol City intends to redeem these shares from the existing shareholders on or before the date of the Special Meeting.

If the shareholders approve Proposal No. 1 to amend the Articles of Incorporation, Capitol City Bancshares will be authorized to issue thirty million (30,000,000) shares of stock, divided into twenty million (20,000,000) shares of common stock, $1.50 par value, and ten million (10,000,000) shares of preferred stock, no par value. The amendment does not change the current number of authorized common stock. The amendment does, however, change the extent to which preferred shares may be issued by removing the limitation of $5,000,000 worth of such shares and replacing such limitation with 10,000,000 shares.

The preferred stock (“Preferred Stock”) to be authorized pursuant to the amendment (Proposal No. 1) would have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors from time to time. As such, the Preferred Stock would be available for issuance without further action by Capitol City’s shareholders, except as may be required by applicable law or pursuant to the requirements of the exchange or quotation system upon which Capitol City’s securities are then trading or quoted.

The Board of Directors believes that the authorization of the Preferred Stock is advisable and in the best interests of Capitol City and its shareholders for several reasons. The authorization of the Preferred Stock would permit the Company to participate, if it so elects, in the federal government’s limited purchase of Preferred Stock in financial institutions under its Capital Purchase Program of the Emergency Economic Stabilization Act of 2008 (“EESA”). The Company applied for preliminary approval on November 14, 2008 for the approximate maximum amount available of $7.4 million; however, the Company still has the option to decline to participate even if it receives preliminary approval. At this time, the Company has received no response on its application. The estimated proceeds of the sale of preferred stock to Treasury are, therefore, not guaranteed. The authorization of Preferred Stock would also permit the Board of Directors to issue such stock without further shareholder approval and, thereby, provide Capitol City with maximum flexibility in structuring acquisitions, joint ventures, strategic alliances, capital-raising transactions and for other corporate purposes. The Preferred Stock would enable Capitol City to respond promptly to and take advantage of market conditions and other favorable opportunities without incurring the delay and expense associated with calling a special shareholders’ meeting to approve a contemplated stock issuance. The Board of Directors believes that this will also help to reduce costs because it will not have to seek shareholder approval to issue the shares of the Preferred Stock unless it is required to obtain shareholder approval for the transaction under the rules of any quotation board or stock exchange to which it is subject. Although Capitol City presently contemplates no particular transaction involving the issuance of Preferred Stock other than the Capital Purchase Program of the EESA, Capitol City’s management believes it is in the best interest of the Company to be prepared to issue Preferred Stock without the necessity of another shareholders’ meeting should Preferred Stock be a component of any future raising of capital.

The full text of the proposed Articles of Amendment is attached to this proxy statement as Appendix “A.” If the Articles of Amendment is approved, Capitol City’s Board of Directors would be authorized to issue Preferred Stock in one or more series, from time to time, with full or limited voting powers, or without voting powers, and with all designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions upon the Preferred Stock, as may be provided in the resolution or resolutions adopted by Capitol City’s Board of Directors. The authority of Capitol City’s Board of Directors includes, but is not limited to, the determination or fixing of the following with respect to shares of any class or series of Preferred Stock:

•	The number of shares constituting that series and the distinctive designation of that series;

•

The dividend rate on the shares of the series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

•	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

•	Whether the holders of the shares of that series shall be entitled to elect a specified number of directors;

•

Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the board of directors shall determine;

•

Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

•	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

•

The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

•	Any other relative rights, preferences and limitations of that series.

The actual effect of the issuance of any shares of the Preferred Stock upon the rights of holders of common stock cannot be stated until the Board of Directors determines the specific rights of any shares of the Preferred Stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, reducing the market price of the common stock or impairing the liquidation rights of the common stock without further action by the shareholders. Holders of Capitol City’s common stock will not have preemptive rights with respect to the Preferred Stock.

Although Capitol City may consider issuing shares of the Preferred Stock in the future for purposes of raising additional capital or in connection with acquisition transactions, there are currently no binding agreements or commitments with respect to the issuance of the Preferred Stock.

The Company is currently offering up to 1,500,000 shares of its common stock for $10.00 per share in a registered public offering. The final Prospectus was filed with the SEC on May 8, 2008 and contained the specifics of the offering. As of February 5, 2009, the Company has sold approximately 95,334 shares and received $953,340 into its capital account. The offering has been extended until February 8, 2009. The Company does not intend to extend the Offering past February 8, 2009.

The Company has applied for preliminary approval in the Capital Purchase Program (“CPP”) established by the United States Department of Treasury (“Treasury”) under the EESA. Treasury has implemented the voluntary CPP to encourage United States financial institutions to build capital to increase the flow of financing to United States businesses and consumers and to support the economy of the United States.

Under the program, Treasury will purchase up to $250 billion of senior preferred shares on standardized terms as described in the program’s term sheet. The program will be available to qualifying United States controlled banks, savings associations, and certain bank and savings and loan holding companies engaged only in financial activities that elect to participate. Treasury will determine eligibility and allocations for interested parties after consultation with the appropriate federal banking agency. Capitol City Bancshares is considered, for purposes of the CPP, as “Non-Public Qualifying Financial Institution” because its stock is not traded on a national securities exchange.

If the Company participates in the CPP, the effect of the issuance of preferred stock on the rights of the holders of common stock will include restricting the Company’s ability to pay dividends, restricting the Company’s repurchase of equity shares and impairing the liquidation rights of the common stockholders. A more detailed description of the terms of the CPP is included below, along with pro forma financial statements accounting for both the minimum and maximum preferred stock issuance available under the CPP.

The minimum subscription amount available to a participating institution is one percent (1%) of risk-weighted assets. The maximum subscription amount is the lesser of $25 billion, or three percent (3%), of risk-weighted assets. Capitol City is eligible for approximately $2.5 million minimum and $7.4 million maximum pursuant to these guidelines.

Over three hundred large and small financial institutions already have agreed to participate in this program, moving quickly and collectively to signal the importance of the program for the system. These institutions have voluntarily agreed to participate on substantially the same terms that will be available to small and medium-sized banks and thrifts across the nation.

The Company, if it elects to participate in the CPP and is approved, intends to use the proceeds from the sale of the Preferred Stock to strengthen its liquidity position and use the increase in capital to make additional loans. The Company will initially reduce its short-term borrowings consisting primarily of brokered deposits from the proceeds of the CPP. The Company has evaluated the preliminary terms of the CPP and believes it to be a relatively inexpensive source of additional capital. The additional capital and increased liquidity will also be available to assist in the future expansion of the Company if favorable opportunities arise and to deal with uncertain future market conditions. If the Company does not participate in the CPP, there would be no material adverse effect on its current liquidity, capital resources, or results of operations; however, the Company would not be able to use the additional capital and increased liquidity position to further grow the loan portfolio or take advantage of future potential expansion opportunities and may create a strain on its capital adequacy in the event future market conditions require additional capital.

The principal terms, as set forth in a public term sheet for privately held institutions, and published by Treasury, and have been made available to the public at http://www.treas.gov/press/releases/reports/hp1277.html, are summarized below:

•	Each participating financial institution will issue senior preferred shares to Treasury, which will:

•	qualify as Tier 1 capital;
•	be senior to common stock;
•	be pari passu with existing preferred shares (other than junior preferred shares);
•	be transferable by Treasury;
•	pay a dividend of 5% per year for the first five years, and 9% per year thereafter; the dividend will be cumulative;
•	pay dividends quarterly in arrears on February 15, May 15, August 15, and November 15 of each year;
•	permit Treasury to elect two directors if dividends are not paid in full for six quarterly periods, but this right will end when full dividends have been paid for all prior dividend periods;
•	be non-voting other than market terms for similar securities (class voting rights on matters that could adversely affect the shares);
•

be redeemable at par after three years except with the proceeds of an offering of replacement equity securities that provide Tier 1 capital which results in gross proceeds of at least 25% of the issue price of the Preferred;

•	be redeemable (as described above) subject to the approval of the issuer’s primary federal bank regulator;
•

restrict the ability of a financial institution to any increase in common dividends until the third anniversary of the investment and no greater than 3% increase after the third anniversary and prior to the tenth anniversary. After the tenth anniversary, the issuer shall be prohibited from paying dividends on common shares or repurchasing any equity securities until all Preferred Shares and Warrant Preferred Shares are redeemed or transferred by Treasury to third parties (unless Treasury consents or has transferred the investment);

•

have a liquidation preference of $1,000 per share (Treasury may purchase senior preferred with a higher liquidation preference per share if necessary given the issuer’s authorized preferred shares; it may then require a depository hold the shares and Treasury would hold depository receipts);

•

require Treasury’s consent before any share repurchases other than in connection with a benefit plan or in the ordinary course of business consistent with past practice until the tenth anniversary of the investment, unless all Preferred Shares and Warrant Preferred Shares have been redeemed or transferred to third parties;

•	be covered by a shelf registration statement filed by the financial institution as soon as practicable and be subject to piggyback registration rights; and
•

for as long as Treasury holds any equity securities of the issuer, the issuer and its subsidiaries will not enter into transactions with related persons (within the meaning of Item 404 under the SEC’s Regulation S-K) unless (i) such transactions are on terms no less favorable to the issuer and its subsidiaries than could be obtained from an unaffiliated third party, and (ii) have been approved for the audit committee or comparable body of independent directors of the issuer.

•	In connection with each investment, Treasury will also receive warrants to purchase additional Preferred shares with the following terms:

•	an aggregate liquidation preference equal to 5% of the senior preferred instrument on the date of the investment;

•	the initial exercise price on the warrants shall be $0.01 per share with a 10-year term; Treasury intends to immediately exercise the Warrants;
•	the financial institution will be required to file a registration statement as soon as practicable and grant piggyback registration rights to Treasury;
•

the Warrant Preferred shall have the same rights, preferences, privileges, voting rights and other terms as the Preferred, except that (1) the Warrant Preferred will pay dividends at a rate of 9% per annum and (2) the Warrant Preferred may not be redeemed until all preferred has been redeemed.

The issuance of Preferred Stock upon the exercise of these warrants will not dilute the ownership interest of the existing common stockholders.

•	Participants will also be subject to the executive compensation requirements of the EESA:

•	benefit plans must be in compliance with section 111 of EESA;
•	no new “golden parachutes” payments during term of preferred;
•	no tax deduction for top five officers with compensation over $500,000 each; and
•	claw-back provision for bonus and incentive pay based on materially inaccurate financial statements and any other materially inaccurate performance metric criteria.

Treasury has issued interim final rules pursuant to the EESA which are available at http://www.treas.gov/initiatives/eesa/executivecompensation.shtml.

The Company has no executive employment contracts nor compensatory plans with any of its senior executive officers which require modifications and no senior executive “golden parachute” payment obligations exist. In addition, each senior executive officer’s compensation is currently below the $500,000 threshold described above. Senior executive officer bonus and incentive pay based on materially inaccurate financial statements and any other materially inaccurate performance metric criteria will be subject to recovery by the Company in compliance with Treasury CPP requirements.

Pro Forma Financial Information

The unaudited pro forma condensed consolidated financial data set forth below has been derived by the application of pro forma adjustments to our historical financial statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. The unaudited pro forma consolidated financial data gives effect to the events discussed below as if they had occurred on January 1, 2007 in the case of the statement of income data and September 30, 2008 in the case of the balance sheet data.

•	The issuance of $2.5 million (minimum estimated proceeds) or $7.4 million (maximum estimated proceeds) of preferred stock to Treasury under the Capital Purchase Program.

•

The issuance of warrants to purchase 125 shares of additional preferred stock (minimum estimated warrants to be issued) or warrants to purchase 370 shares of additional preferred stock (maximum estimated warrants to be used) assuming a purchase price of $0.01 per share.

•	The reduction in short-term borrowings (consisting primarily of brokered deposits) from the proceeds of the CPP, and that the existing Series A Preferred Stock is paid in full.

We present two sets of unaudited pro forma consolidated balance sheet data, including selected line items from our balance sheet and selected capital ratios, as of September 30, 2008. We also present two sets of unaudited pro forma condensed consolidated income statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. In each presentation we assume, in one case, that we receive the minimum estimated proceeds from the sale of preferred stock and issue the minimum number of warrants under the CPP and, in the other, that we receive the maximum estimated proceeds from the sale of preferred stock and issue the maximum number of warrants under the CPP. The pro forma financial data may change materially in both cases based on the actual proceeds received under the CPP if our application is approved by Treasury, the timing and utilization of the proceeds as well as certain other factors including the discount rate used to determine the fair value of the preferred stock and preferred warrants.

The information should be read in conjunction with our audited financial statements and the related notes as filed as part of our Annual Report on Form 10-K for the year ended December 31, 2007, and our unaudited consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

The following unaudited pro forma consolidated financial data is not necessarily indicative of our financial position or results of operations that actually would have been attained had proceeds from the CPP been received, or the issuance of the warrants pursuant to the CPP been made, at the dates indicated, and is not necessarily indicative of our financial position or results of operations that will be achieved in the future. In addition, as noted above, our application to participate in the CPP has not been approved by Treasury. Accordingly, we can provide no assurance that the minimum or maximum estimated proceeds included in the following unaudited pro forma financial data will ever be received.

We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposals to amend our Articles of Incorporation. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control.

CAPITOL CITY BANCSHARES, INC.

Pro Forma Consolidated Balance Sheet Data and Capital Ratios

(In thousands)

	September 30, 2008
	Historical	As Adjusted Minimum(1)	As Adjusted Maximum(2)
	(Unaudited)
Balance Sheet:
Total liabilities(3)	$277,489	$274,989	$270,089
Total shareholders’ equity:
Preferred stock	$—	$2,500	$7,400
Series A cumulative, non-voting preferred stock(6)	$1,000	$—	$—
Common stock	$3,348	$3,348	$3,348
Warrants	$—	$125	$370
Discount on preferred(4)(5)	$—	$(143)	$(423)
Premium on warrants(4)(5)	$—	$18	$53
Capital surplus	$2,729	$2,729	$2,729
Retained earnings	$11,715	$11,715	$11,715
Accumulated comprehensive loss	$(268)	$(268)	$(268)
Total shareholders’ equity	$18,524	$20,024	$24,924

Capital Ratios:
Total risk-based capital to risk-weighted assets ratio	10.18%	10.79%	12.77%
Tier 1 capital ratio	8.93%	9.54%	11.52%
Leverage ratio	7.61%	8.13%	9.82%
Equity to assets ratio	6.26%	6.76%	8.42%
Tangible equity to tangible assets ratio	6.26%	6.76%	8.42%

(1)	Pro forma impact assuming minimum estimated proceeds from the issuance of preferred stock ($2.5 million).

(2)	Pro forma impact assuming maximum estimated proceeds from the issuance of preferred stock ($7.4 million).

(3)	Assumes that proceeds are initially used to reduce short-term borrowings (consisting primarily of brokered deposits).

(4)	The carrying values of the preferred stock and warrants are based on their estimated relative fair values at issue date.

(5)	The net discount on the preferred stock is amortized over a five year period by the effective yield method.

(6)	Pro forma impact assuming Series A cumulative, non-voting preferred stock is paid from existing capital.

CAPITOL CITY BANCSHARES, INC.

Pro Forma Condensed Consolidated Statements of Income

Pro Forma Impact of Maximum Estimated Proceeds ($7.4 million)/Warrants (for 370 Shares)

(In thousands except per share data)

	Historical 12 Months Ended 12/31/07	Adjustments		Pro forma 12 Months Ended 12/31/07
	(Unaudited)
Net interest income	$10,176	$364	(1)	$10,540
Provision for losses on loans	500	—		500

Net interest income after provision for losses on loans	9,676	364		10,040
Non-interest income	2,315	—		2,315
Non-interest expense	9,025	—		9,025

Income from continuing operations before income taxes	2,966	364		3,330
Income tax expense	1,008	124	(2)	1,132

Income from continuing operations	1,958	240		2,198
Less: Preferred dividends	—	468	(3)	468

Income from continuing operations available to common stockholders	$1,958	$(228)		$1,730
Basic earnings per share available to common stockholders
Income from continuing operations	$.89	$(.10)		$.79
Diluted earnings per share available to common stockholders
Income from continuing operations	$.81	$(.09)		$.72
Weighted average share outstanding
Basic	2,191			2,191
Diluted	2,407			2,407

(1)

Assumes that the maximum estimated Capital Purchase Program proceeds are used to reduce short-term borrowings (consisting primarily of brokered deposits). The proforma adjustments were determined by using the weighted-average rate of 4.92% computed for our brokered deposits. The actual impact to net interest income would be different as Capitol City Bancshares, Inc. expects to utilize a portion of the proceeds to fund loan growth and acquisitions. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded, the actual pricing of any such loans and timing of any acquisitions.

(2)	Additional income tax expense is attributable to additional net interest income as described in Note 1, using an effective tax rate of 34%.

(3)

Consists of dividends on preferred stock of $370,000 at a 5% annual rate as well as dividends on preferred warrants of $33,300 at a 9% annual rate plus the intrinsic costs of issuing preferred warrants amortized over five years. A net discount is determined based on the value that is allocated to the preferred stock upon issuance. The net discount for the period is $65,015 which consists of the accretion on the preferred stock of $74,396 and the amortization of the warrants of $9,381. The net discount is accreted back to par value on a constant effective yield method (approximately 6.4% for the preferred stock and approximately 5.7% for the warrants) basis over a five year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions which are subject to change. These assumptions include the discount (market rate at issuance) rate on the preferred stock and assumptions underlying the value of the warrants. The estimated proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the preferred stock. The fair value of the preferred stock and warrants are determined based on assumptions regarding the discount rate (market rate) on the preferred stock and warrants (currently estimated at 12%), using a discounted cash flow computation. The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.

CAPITOL CITY BANCSHARES, INC.

Pro Forma Condensed Consolidated Statements of Income

Pro Forma Impact of Minimum Estimated Proceeds ($2.5 million)/Warrants (for 125 Shares)

(In thousands, except per share data)

	Historical 12 Months Ended 12/31/07	Adjustments		Pro forma 12 Months Ended 12/31/07
	(Unaudited)
Net interest income	$10,176	$123	(1)	$10,299
Provision for losses on loans	500	—		500

Net interest income after provision for losses on loans	9,676	123		9,799
Non-interest income	2,315	—		2,315
Non-interest expense	9,025	—		9,025

Income from continuing operations before income taxes	2,966	123		3,089
Income tax expense	1,008	42	(2)	1,050

Income from continuing operations	1,958	81		2,039
Less: Preferred dividends	—	158	(3)	158

Income from continuing operations available to common stockholders	$1,958	$(77)		$1,881
Basic earnings per share available to common stockholders
Income from continuing operations	$.89	$(.04)		$.86
Diluted earnings per share available to common stockholders
Income from continuing operations	$.81	$(.03)		$.78
Weighted average share outstanding
Basic	2,191			2,191
Diluted	2,407			2,407

(1)

Assumes that the minimum estimated Capital Purchase Program proceeds are used to reduce short-term borrowings (consisting primarily of brokered deposits). The pro forma adjustments were determined by using the weighted average rate of 4.92% computed for our brokered deposits. The actual impact to net interest income would be different as Capitol City Bancshares, Inc. expects to utilize a portion of the proceeds to fund loan growth and acquisitions. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded, the actual pricing of any such loans and timing of any acquisitions.

(2)	Additional income tax expense is attributable to additional net interest income as described in Note 1, using an effective rate of 34%.

(3)

Consists of dividends on preferred stock of $125,000 at a 5% annual rate as well as dividends on preferred warrants of $11,250 at a 9% annual rate plus the intrinsic costs of issuing preferred warrants amortized over five years. A net discount is determined based on the value that is allocated to the preferred stock upon issuance. The net discount for the period is $21,965 which consists of the accretion on the preferred stock of $25,134 and the amortization on the warrants of $3,169. The net discount is accreted back to par value on a constant effective yield method (approximately 6.4% for the preferred stock and approximately 5.7% for the warrants) basis over a five year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions which are subject to change. These assumptions include the discount (market rate at issuance) rate on the preferred stock and assumptions underlying the value of the warrants. The estimated proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the preferred stock. The fair value of the preferred stock and warrants are determined based on assumptions regarding the discount rate (market rate) on the preferred stock and warrants (currently estimated at 12%), using a discounted cash flow computation. The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.

CAPITOL CITY BANCSHARES, INC.

Pro Forma Condensed Consolidated Statements of Income

Pro Forma Impact of Maximum Estimated Proceeds ($7.4 million) Warrants (for 370 Shares)

(In thousands, except per share data)

	Historical 9 Months Ended 9/30/08	Adjustments		Pro forma 9 Months Ended 9/30/08
	(Unaudited)
Net interest income	$6,339	$274	(1)	$6,613
Provision for losses on loans	1,710	—		1,710

Net interest income after provision for losses on loans	4,629	274		4,903
Non-interest income	2,181	—		2,181
Non-interest expense	7,160	—		7,160

Income (loss) from continuing operations before income taxes	(350)	274		(76)
Income tax expense (benefit)	(200)	93	(2)	(107)

Income (loss) from continuing operations	(150)	181		31
Less: Preferred dividends	—	351	(3)	351

Income (loss) from continuing operations available to common stockholders	$(150)	$(170)		$(320)
Basic earnings (losses) per share available to common stockholders
Income from continuing operations	$(.07)	$(.08)		$(.15)
Diluted earnings (losses) per share available to common stockholders
Income from continuing operations	$(.07)	$(.08)		$(.15)
Weighted average share outstanding
Basic	2,202			2,202
Diluted	2,202			2,202

(1)

Assumes that the maximum estimated Capital Purchase Program proceeds are used to reduce short-term borrowings (consisting primarily of brokered deposits). The pro forma adjustments were determined by using the weighted-average rate of 4.94% computed for our brokered deposits. The actual impact to net interest income would be different as Capitol City Bancshares, Inc. expects to utilize a portion of the proceeds to fund loan growth and acquisitions. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded, the actual pricing of any such loans and timing of any acquisitions.

(2)	Additional income tax expense is attributable to additional net interest income as described in Note 1, using an effective tax rate of 34%.

(3)

Consists of dividends on preferred stock of $277,500 at a 5% annual rate as well as dividends on preferred warrants of $24,975 at a 9% annual rate plus the intrinsic costs of issuing preferred warrants amortized over five years. A net discount is determined based on the value that is allocated to the preferred stock upon issuance. The net discount for the period is $48,761 which consists of the accretion on the preferred stock of $55,797 and the amortization of the warrants of $7,036. The net discount is accreted back to par value on a constant effective yield method (approximately 6.4% for the preferred stock and approximately 5.7% for the warrants) basis over a five year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions which are subject to change. These assumptions include the discount (market rate at issuance) rate on the preferred stock and assumptions underlying the value of the warrants. The estimated proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the preferred stock. The fair value of the preferred stock and warrants are determined based on assumptions regarding the discount rate (market rate) on the preferred stock and warrants (currently estimated at 12%), using a discounted cash flow computation. The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.

CAPITOL CITY BANCSHARES, INC.

Pro Forma Condensed Consolidated Statements of Income

Pro Forma Impact of Minimum Estimated Proceeds ($2.5 million)/Warrants (for 125 Shares)

(In thousands, except per share data)

	Historical 9 Months Ended 9/30/08	Adjustments		Pro forma 9 Months Ended 9/30/08
	(Unaudited)
Net interest income	$6,339	$93	(1)	$6,432
Provision for losses on loans	1,710	—		1,710

Net interest income after provision for losses on loans	4,629	93		4,722
Non-interest income	2,181	—		2,181
Non-interest expense	7,160	—		7,160

Income (loss) from continuing operations before income taxes	(350)	93		(257)
Income tax expense (benefit)	(200)	32	(2)	(168)

Income (loss) from continuing operations	(150)	61		(89)
Less: Preferred dividends	—	119	(3)	119

Income (loss) from continuing operations available to common stockholders	$(150)	$(58)		$(208)
Basic earnings (losses) per share available to common stockholders
Income from continuing operations	$(.07)	$(.03)		$(.09)
Diluted earnings (losses) per share available to common stockholders
Income from continuing operations	$(.07)	$(.03)		$(.09)
Weighted average share outstanding
Basic	2,202			2,202
Diluted	2,202			2,202

(1)

Assumes that the minimum estimated Capital Purchase Program proceeds are used to reduce short-term borrowings (consisting primarily of brokered deposits). The pro forma adjustments were determined by using the weighted-average rate of 4.94% computed for our brokered deposits. The actual impact to net interest income would be different as Capitol City Bancshares, Inc. expects to utilize a portion of the proceeds to fund loan growth and acquisitions. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded, the actual pricing of any such loans and timing of any acquisitions.

(2)	Additional income tax expense is attributable to additional net interest income as described in Note 1, using an effective tax rate of 34%.

(3)

Consists of dividends on preferred stock of $93,750 at a 5% annual rate as well as dividends on preferred warrants of $8,438 at a 9% annual rate plus the intrinsic costs of issuing preferred warrants amortized over five years. A net discount is determined based on the value that is allocated to the preferred stock upon issuance. The net discount for the period is $16,473 which consists of the accretion on the preferred stock of $18,850 and the amortization on the warrants of $2,377. The net discount is accreted back to par value on a constant effective yield method (approximately 6.4% for the preferred stock and approximately 5.7% for the warrants) basis over a five year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions which are subject to change. These assumptions include the discount (market rate at issuance) rate on the preferred stock and assumptions underlying the value of the warrants. The estimated proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the preferred stock. The fair value of the preferred stock and warrants are determined based on assumptions regarding the discount rate (market rate) on the preferred stock and warrants (currently estimated at 12%), using a discounted cash flow computation. The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.

At this time, there is no assurance Treasury will approve Capitol City’s application to participate in the CPP; however, without approval of the amendment contained in Proposal No. 1, Capitol City would not qualify for participation under the requirements of the CPP. The Board of Directors believes it is in the best interest of Capitol City and its shareholders to become eligible for the CPP in anticipation of receiving preliminary approval from Treasury.

Shareholder Approval Required.    The affirmative vote of the holders of a majority of the votes entitled to be cast at the Special Meeting is required for approval of this Proposal No. 1. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION OF CAPITOL CITY BANCSHARES, INC.

PROPOSAL NO. 2

TO APPROVE GRANTING THE MANAGEMENT

OF CAPITOL CITY BANCSHARES, INC. THE AUTHORITY TO

ADJOURN, POSTPONE OR CONTINUE THE SPECIAL MEETING

If at the Special Meeting the number of shares of Capitol City’s common stock present or represented and voting in favor of the proposed Amendment to the Articles of Incorporation is insufficient to approve Proposal No. 1, Capitol City’s management may move to adjourn, postpone or continue the Special Meeting in order to enable its Board of Directors to continue to solicit additional proxies in favor of the proposal to amend the Articles of Incorporation. In that event, you will be asked to vote only upon the adjournment, postponement or continuation proposal and not Proposal No. 1.

In this proposal, Capitol City is asking you to authorize the holder of any proxy solicited by its Board of Directors to vote in favor of adjourning, postponing or continuing the Special Meeting and any later adjournments. If Capitol City’s shareholders approve the adjournment, postponement or continuation proposal, Capitol City could adjourn, postpone or continue the Special Meeting, and any adjourned session of the Special Meeting, to use the additional time to solicit additional proxies in favor of the proposal to amend the Articles of Incorporation, including the solicitation of proxies from the shareholders that have previously voted against such proposal to amend Capitol City’s Articles of Incorporation. Among other things, approval of the adjournment, postponement or continuation proposal could mean that, even if proxies representing a sufficient number of votes against the proposal to amend the Articles of Incorporation have been received, Capitol City could adjourn, postpone or continue the Special Meeting without a vote on the proposal to amend the Articles of Incorporation and seek to convince the holders of those shares to change their votes to votes in favor of the approval of the amendment to the Articles of Incorporation.

The adjournment, postponement or continuation proposal requires that holders of more of Capitol City’s shares vote in favor of the adjournment, postponement or continuation proposal than vote against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the outcome of this proposal. No proxy that is specifically marked AGAINST the proposal to amend the Articles of Incorporation will be voted in favor of the adjournment, postponement or continuation proposal, unless the proxy is specifically marked FOR Proposal No. 2 approving the discretionary authority to adjourn, postpone or continue the Special Meeting to a later date.

Capitol City’s Board of Directors believes that if the number of shares of its common stock present or represented at the Special Meeting and voting in favor of the proposal to amend the Articles of Incorporation is insufficient to approve the amendment, it is in the best interests of the shareholders to enable the Board of Directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the amendment.

Shareholder Approval Required. The adjournment, postponement or continuation proposal (Proposal No. 2) requires that holders of more of Capitol City’s shares vote in favor of the adjournment, postponement or continuation proposal than vote against the proposal. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL TO GRANT THE MANAGEMENT OF CAPITOL CITY BANCSHARES, INC. THE AUTHORITY TO ADJOURN, POSTPONE OR CONTINUE THE SPECIAL MEETING.

STOCK OWNERSHIP

Principal Shareholders

As of December 24, 2008, the Company’s records and other information from outside sources indicated there were no beneficial owners of more than five percent of the outstanding shares of the Company’s common stock other than those listed in the following section.

Directors and Executive Officers

The following table sets forth information as of December 24, 2008 regarding the ownership of Capitol City Bancshares stock by each Capitol City Bancshares director and by the named executive officers of Capitol City Bancshares and its subsidiaries, and by all directors and executive officers as a group. The table includes currently exercisable options.

Name and Address	Shares Beneficially Owned(1)		Percent of Class(2)
George G. Andrews	124,877	(3)	5.41%
Dr. Gloria Campbell-D’Hue	60,250	(4)	2.61%
Leon Goodrum	71,500		3.10%
Agnes H. Harper	62,700	(5)	2.72%
Charles W. Harrison	52,800	(6)	2.29%
Robert A. Holmes	55,200	(7)	2.40%
Moses M. Jones	61,000		2.64%
Marian S. Jordan	66,200	(8)	2.87%
Elvin Mitchell, Sr.	85,400	(9)	3.70%
Roy W. Sweat	100,000		4.33%
William Thomas	187,210	(10)	8.11%
Cordy T. Vivian	48,967		2.12%
All directors and executive officers as a group (12 persons)	976,104		42.30%

(1)	Included in the number of shares listed above for each Director, excluding Mr. Andrews, Mrs. Harper,

Mrs. Jordon, Mr. Mitchell and Mr. Sweat are options granted under the Capitol City Bancshares, Inc. Nonqualified Stock Option Plan to purchase 20,000 shares of common stock at $2.50 per share, expiring on July 13, 2009.

(2)	The ownership percentage includes the currently exercisable options.

(3)

Includes 20,877 shares owned by Mr. Andrews, 16,000 shares held jointly with Mr. Andrews’ spouse, and 40,000 options to purchase common stock granted under the Capitol City Bancshares, Inc. Incentive Stock Option Plan. These 40,000 options are exercisable at $2.50 per share and expire on July 13, 2009. On August 1, 2002, Mr. Andrews was granted options to purchase 8,000 shares of common stock exercisable at $3.75 per share which expire on August 1, 2012. On April 8, 2003, Mr. Andrews was granted options to purchase 40,000 shares of common stock exercisable at $3.75 per share which expire on April 8, 2013.

(4)	Includes 18,250 shares owned by Dr. Campbell-D’Hue and 22,000 shares owned by her child.

(5)	Includes 6,732 shares held by Mrs. Harper, 51,200 shares held jointly with Mrs. Harper’s spouse, and 4,768 shares held by Mrs. Harper’s spouse.

(6)	Includes 30,400 shares owned by Mr. Harrison, 2,400 shares held by Mr. Harrison’s children.

(7)	Includes 8,000 shares held by Mr. Holmes’ grandchildren.

(8)	Includes 43,200 shares owned by Mrs. Jordan, 2,000 shares held jointly with her spouse and 1,000 shares held by Mrs. Jordan’s children.

(9)	Includes 80,400 shares owned by Mr. Mitchell, 4,400 held by Mr. Mitchell’s spouse, and 600 shares held by Mr. Mitchell’s grandchildren.

(10)	Includes 56,000 shares owned by Mr. Thomas and 110,770 shares held by Thomas Cleaning Service, Inc., an affiliated corporation and 440 shares held by Mr. Thomas’ spouse.

ATTENDANCE AND AVAILABILITY OF ACCOUNTANTS

AT SPECIAL MEETING

Representatives of the Company’s principal accounting firm, Nichols Cauley and Associates, LLC, are not expected to be present at the Special Meeting, will not have the opportunity to make a statement if they so desire, and are not expected to be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Shareholder proposals that are intended to be presented at our 2009 Annual Meeting of Shareholders must be received at our office located at 562 Lee Street, S.W., Atlanta, Georgia 30310-0200, Attn: Secretary, no later than February 1, 2009, in order to be included in our proxy statement and related proxy materials for that meeting. Any such proposal must comply with the rules and regulations of the Securities and Exchange Commission.

OTHER MATTERS WHICH MAY COME BEFORE

THE SPECIAL MEETING

Our Board of Directors knows of no matters other than those referred to in the accompanying Notice of Special Meeting of Shareholders which may properly come before the Special Meeting. However, if any other matter should be properly presented for consideration and voting at the Special Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the Company’s best interest.

FINANCIAL AND OTHER INFORMATION

Upon request, the Company will provide, without charge to any shareholder entitled to vote at the Special Meeting, a copy of Capitol City Bancshares, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) for the fiscal year ended December 31, 2007. Such request should be made to the Secretary of the Company at the address shown on the accompanying Notice of Special Meeting of Shareholders. The Company’s annual report on Form 10-K, as well as its other filings with the SEC, are also available via the Internet at the SEC’s website at http://www.sec.gov.

A copy of the Company’s quarterly report on Form 10-Q for the period ended September 30, 2008 and its annual report on Form 10-K for the fiscal year ended December 31, 2007 are being delivered with, and are incorporated by reference into, this proxy statement. The report on Form 10-K includes the audited consolidated financial statements, including the consolidated balance sheets as of December 31, 2007 and 2006, and the related consolidated statements of income, other comprehensive income, stockholders’ equity and cash flows for the years then ended.

APPENDIX “A”

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

CAPITOL CITY BANCSHARES, INC.

Pursuant to the provisions of O.C.G.A. §14-2-1006, pertaining to amending the Articles of Incorporation of a corporation, Capitol City Bancshares, Inc. (the “Corporation”), files herewith Articles of Amendment to its Articles of Incorporation, such filing being submitted in duplicate with a fee of $20.00, hereby constituting an application to the Secretary of State for the State of Georgia for an amendment of its original articles.

1. The name of the Corporation is Capitol City Bancshares, Inc.

2. The Board of Directors of the Corporation on                     , 2008, unanimously adopted a resolution deleting in its entirety paragraph 3 (including all subsequent amendments thereto) of the Articles of Incorporation and substituting the following new paragraph 3 (including all of the new subparagraphs thereof) to read as follows:

“3.

(a) The total number of shares of capital stock which the Corporation is authorized to issue is thirty million (30,000,000) shares, divided into twenty million (20,000,000) shares of common stock, $1.50 par value (“Common Stock”), and ten million (10,000,000) shares of preferred stock, no par value (“Preferred Stock”).

(b) The board of directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable laws of the State of Georgia to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and relative rights of the shares of each series and the qualifications or restrictions of each series. The authority of the board of directors with respect to each series shall include, but not be limited to, determining the following:

(i) The number of shares constituting that series and the distinctive designation of that series;

(ii) The dividend rate on the shares of the series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

(iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv) Whether the holders of the shares of that series shall be entitled to elect a specified number of directors;

(v) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the board of directors shall determine;

(vi) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(vii) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(viii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(ix) Any other relative rights, preferences and limitations of that series.”

3. The Board of Directors of the Corporation also on                     , 2008, unanimously adopted a resolution deleting in its entirety paragraph 8 of the Articles of Incorporation, including all subparagraphs thereof, and substituting no new paragraph 8 or subparagraphs thereof in its place.

4. These Amendments were approved by the shareholders of the Corporation by a majority vote at the Special Meeting of the shareholders of the Corporation on                     , 2009 and in accordance with O.C.G.A. § 14-2-1003.

5. These Amendments to the Articles of Incorporation of Capitol City Bancshares, Inc. shall be effective immediately upon its filing with the office of the Secretary of State for the State of Georgia.

[SIGNATURE ON NEXT PAGE]

IN WITNESS WHEREOF, Capitol City Bancshares, Inc. has caused these Articles of Amendments to be executed by its duly authorized officer and its corporate seal to be affixed hereto, and has caused these Articles of Amendment to be filed with the Secretary of State of Georgia, as provided in O.C.G.A. § 14-2-1006.

CAPITOL CITY BANCSHARES, INC.

By:
Title:	Secretary [CORPORATE SEAL]

CAPITOL CITY BANCSHARES, INC.

562 Lee Street, S.W.

Atlanta, Georgia 30310-0200

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Shareholders and Proxy Statement and does hereby appoint George G. Andrews and Leon Goodrum, and each of them, with full powers of substitution, as proxies of the undersigned, to represent the undersigned and to vote all shares of CAPITOL CITY BANCSHARES, INC. common stock which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of Capitol City Bancshares, Inc. to be held                     , 2009, at             a.m./p.m. local time, at 562 Lee Street, S.W., Atlanta, Georgia 30310, and at any adjournment or postponement thereof, with all the powers (other than the power to revoke the proxy or vote in a manner not authorized by the executed form of proxy) which the undersigned would have if personally present at such meeting, to act in their discretion upon any other matter or matters which may properly be brought before the meeting, and to appear and vote all the shares of common stock which the undersigned may be entitled to vote.

PROPOSAL 1:	TO APPROVE AN AMENDMENT OF THE ARTICLES OF INCORPORATION OF CAPITOL CITY BANCSHARES, INC.:

☐ For	☐ Against	☐ Abstain

UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED AS IF MARKED FOR PROPOSAL 1.

The Board of Directors recommends a vote FOR approval of the Amendment to the Articles of Incorporation of Capitol City Bancshares, Inc.

PROPOSAL 2:	TO APPROVE THE AUTHORITY OF THE MANAGEMENT OF CAPITOL CITY BANCSHARES, INC. TO ADJOURN, POSTPONE OR CONTINUE THE SPECIAL MEETING:

☐ For	☐ Against	☐ Abstain

UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED AS IF MARKED FOR PROPOSAL 2.

The Board of Directors recommends a vote FOR approval of the management of Capitol City Bancshares, Inc.’s authority to adjourn, postpone or continue the Special Meeting.

Please sign below, date and return promptly in the enclosed, self-addressed stamped envelope. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signatory is a corporation, please sign the full corporate name by an authorized officer.

DATE: , 2009

INDIVIDUALS:	ENTITIES: (Please Print)

Name (Please print)	By:

Signature	Signature

Name of Joint Tenant or Tenant-In- Common if any (Please Print)	Position

Signature of Joint Tenant or Tenant-In-Common, if any